Nomura Partner Funds

September 2013 NSAR Nomura High Yield Fund

10f-3 Transactions





Date	Offering	Identifier	Fund	Account ID	Broker
Purchase Price 	 Units 	 Transaction Amount 	NPF Role
Offering Amount 	% Offering Allocated to Fund
7/11/2013	Post Holdings Inc.	737446AD6	Nomura High
Yield Fund	JNDA	Credit Suisse	105.75 	250.00 	26,437.50
	Joint Lead Managers-Books	350,000,000.00
	0.0076%